Exhibit 10.1

AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT

This Amendment NUMBER TWO to Employment Agreement (this “Amendment”) is made and entered as of this 22nd day of February, 2015, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and James J. Barry, PhD (the “Executive”) for purposes of amending that certain Employment Agreement dated as of July 14, 2014, by and between the Company and the Executive, as amended by that certain Amendment to Employment Agreement dated January 5, 2015 (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.     Section 2.5 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.5:

2.5           Temporary Base Salary Modification. Notwithstanding the foregoing, the Executive and the Company agree that until the earlier of (1) September 30, 2015 and (2) the Company raising an aggregate of $5 million from investors (the period from the Amendment Effective Date through the earlier of the dates specified above shall be referred to as the “Contract Period”), the Executive shall receive 50% of his base salary in cash payments, with the remaining 50% having been paid to the Executive on January 26, 2015 through the issuance to the Executive of 190,104 shares of Restricted Stock (using the fair market value of the Company’s stock as of the market close on January 26, 2015) (the “Restricted Shares”), which Restricted Shares were issued to the Executive on January 26, 2015 and shall vest on January 26, 2016 (the “Vesting Date”), subject to the Executive’s continued service to the Company and the Executive not subsequently receiving any cash salary payments with respect to any of the Executive’s cash salary that was surrendered pursuant to this Section 2.5 in exchange for the Restricted Shares. Notwithstanding the foregoing or anything in Section 5.1(c) to the contrary, if the Executive’s employment with the Company is terminated during the Contract Period by the Company without Cause or by the Executive for Good Reason, a portion of the Restricted Shares shall vest on the Vesting Date, prorated based on the number of days of service rendered to the Company by the Executive during the Contract Period. Notwithstanding the foregoing or anything in Section 5.3 to the contrary, the Restricted Shares shall be 100% fully vested on the Vesting Date if a Change in Control occurs during the Contract Period, provided that the Executive is rendering services to the Company through the Change in Control Date. To the extent that the Company subsequently pays the Executive any cash salary that was surrendered pursuant to this Section 2.5 in exchange for the Restricted Shares, the Executive shall immediately forfeit such portion of the Restricted Shares to the Company having a value equal to the amount of cash salary subsequently paid (using the fair market value of the Company’s stock as of the market close on January 26, 2015). Any tax withholding required with respect to the Restricted Shares contemplated by the prior sentence shall be accomplished by the withholding of shares of such Restricted Shares equal in value (using the fair market value of the Company’s stock as of the market close on the immediately preceding trading day) to the minimum withholding required by law and any cash required to satisfy the withholding amount required to be sent to the appropriate tax authorities shall be paid by the Company out of its cash balance. For the avoidance of any doubt, the parties agree that during the Contract Period only, the clause (i) in the definition of Base Amount set forth in Exhibit A hereto, shall refer only to the full amount of the Executive’s base salary prior to any modification agreed to hereunder. The Restricted Shares issued to the Executive under this Section 2.5 shall be granted under the Company’s current equity incentive plan and the Company shall take all steps reasonably required to ensure that the issuance of such shares to the Executive are not matchable for purposes of Section 16 of the Securities Act of 1934 (and the applicable rules related thereto) against any shares withheld by the Company as provided above or sold by the Executive.

2.          Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3.          In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment Number Two to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Alan W. Milinazzo
Name:	Alan W. Milinazzo
Title:	President and Chief Executive Officer

THE EXECUTIVE:

/s/ James J. Barry PhD
James J. Barry PhD